Exhibit 77M - Mergers


In a merger that was effective as of the close of business March 17, 2006, Bramwell Growth Fund and Bramwell Focus Fund, each a series of The Bramwell Funds, Inc., merged into newly created series of Sentinel Group Funds, Inc., the Sentinel Capital Growth Fund and Sentinel Growth Leaders Fund. The merger was accomplished by Sentinel Capital Growth Fund, a series of Sentinel Group Funds, Inc., issuing Class A shares to the Bramwell Growth Fund, a series of The Bramwell Funds, Inc., in exchange for substantially all of its assets. Such shares were then distributed to the shareholders of Bramwell Growth Fund in liquidation of the Fund, and by Sentinel Growth Leaders Fund, a series of Sentinel Group Funds, Inc., issuing Class A shares to the Bramwell Focus Fund, a series of The Bramwell Funds, Inc., in exchange for substantially all of its assets. Such shares were then distributed to the shareholders of Bramwell Focus Fund in liquidation of the Fund. Both reorganizations were approved by the Board of Directors of The Bramwell Funds, Inc. on December 12, 2005 and the shareholders of each of Bramwell Growth Fund and Bramwell Focus Fund approved the respective reorganizations on March 10, 2006. The Bramwell Funds, Inc. agreed to de-register and dissolve as soon as practicable following the reorganizations.